EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Champps Entertainment Stockholders Approve Sale Transaction

LITTLETON, CO, September 28, 2007—Champps Entertainment, Inc. (Nasdaq GM: CMPP) announced today that, at a special meeting of stockholders held earlier today, Champps’ stockholders had overwhelmingly voted to approve and adopt the merger agreement providing for the acquisition of Champps by F&H Acquisition Corp.

Champps said that the holders of approximately 99.8% of the shares voted, representing approximately 81.6% of the total number of outstanding shares, had voted to approve and adopt the merger agreement.

Under the terms of the merger agreement, Champps’ stockholders (other than those who properly exercise their appraisal rights under Delaware law) will be entitled to receive $5.60 in cash for each of their shares.

As previously announced, Champps has agreed to provide F&H and its equity sponsors up to an additional three weeks to arrange financing for the transaction, and it is now expected that the merger will be completed on or before October 22, 2007.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 48 and franchises/licenses 13 restaurants in 21 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

About F&H Acquisition Corp.

F&H is the parent corporation of Fox & Hound Restaurant Group, which operates 88 pub-themed restaurants in 25 states under the Fox & Hound® and Bailey’s Pub & Grille® brand names. F&H is owned by two equity sponsors, Newcastle Partners, L.P., Steel Partners II, L.P., and the management of F&H.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding the timing of completion of the transaction with F&H, among others. Among the factors that could cause future results to differ materially from those provided in this press release are those mentioned by the Company from time to time in its filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s website at http://www.sec.gov. The words “may,” “will,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

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CONTACT:

Champps Entertainment, Inc., 303-804-1333

Michael P. O’Donnell, CEO

David D. Womack, CFO